Exhibit 4.3

CONSTELLATION ENERGY CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

(Effective February 1, 2022)

1.             Establishment and Purpose. The Constellation Energy Corporation Employee Stock Purchase Plan (the “Plan”) established by Constellation Energy Corporation, a Pennsylvania corporation (the “Company”), is effective as of February 1, 2022 (the “Effective Date”). The Plan provides employees of the Company and its Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, no par value, of the Company (“Common Stock”) at below-market prices. The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of the Plan, the term “Subsidiary Companies” shall mean all corporations which are subsidiary corporations (within the meaning of section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, have been designated by the Plan Administrator as eligible to participate in the Plan with respect to their employees are hereinafter referred to collectively as the “Participating Companies.”

2.             Eligibility.

(a)             Eligible Employee. Participation in the Plan shall be limited to each employee of the Participating Companies who satisfies all of the following conditions (an “Eligible Employee”) as of the first day of the relevant Purchase Period (as defined in Section 3): (i) such employee’s customary employment is for 20 or more hours per week; and (ii) such employee has been continuously employed by the Participating Companies for at least three consecutive calendar months.

Notwithstanding the foregoing, an individual rendering services to a Participating Company pursuant to either of the following agreements shall not be considered an Eligible Employee with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an employee: (1) an agreement providing that such services are to be rendered as an independent contractor or (2) an agreement with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not a Participating Company. For purposes of this Plan and in accordance with section 423 of the Code and the regulations thereunder, an individual’s employment relationship shall be treated as continuing while the individual is on military or sick leave or other bona fide leave of absence approved by the applicable Participating Company so long as the leave does not exceed three months or, if longer than three months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Participating Company which provides for a right of reemployment following the leave of absence.

(b)             Limitations. Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Stock hereunder to the extent that (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) such right would permit such employee’s aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Companies to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined as of the first day of the applicable Purchase Period) for each calendar year in which such right is outstanding at any time. In addition, the number of shares of Common Stock which may be purchased by any Eligible Employee during any Purchase Period shall not exceed 750 (subject to adjustment pursuant to Section 15), or such other number as may be determined by the Plan Administrator (as defined in Section 12) and set forth in a written Appendix to the Plan.

3.             Offerings and Purchase Periods. The Plan shall be implemented through consecutive offerings. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan, and the participants in each offering shall have equal rights and privileges under that offering in accordance with the requirements of section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder. The first offering shall begin on March 1, 2022 and end on March 31, 2022. Each subsequent offering shall be implemented through and coincide with a “Purchase Period,” which shall consist of the three consecutive month period beginning on each January 1, April 1, July 1 and October 1 commencing on or after the effective date of the Plan and prior to its termination.

4.             Participation.

(a)             Enrollment. Each Eligible Employee shall be entitled to enroll in the Plan as of any Purchase Period which begins on or after such employee has become an Eligible Employee. To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Plan Administrator (as defined in Section 12), specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee’s employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage amount or, to the extent permitted by the Plan Administrator, a fixed dollar amount, in any case not to exceed 10%, or such lesser percentage as may be determined by the Plan Administrator, of the participant’s regular base salary or wages (after applicable withholdings and deductions) paid to him or her during the Purchase Period by any of the Participating Companies. Subject to compliance with applicable rules prescribed by the Plan Administrator, the request shall become effective as of the Purchase Period following the day the Company or its designated agent receives such request. Prior to the beginning of any Purchase Period, the Plan Administrator may, in its sole discretion, make modifications to the compensation that is subject to each participant’s payroll deduction election for such Purchase Period, as the Plan Administrator deems to be appropriate. Payroll deductions shall be made for each participant in accordance with such participant’s request until such participant’s participation in the Plan terminates, such participant’s request is revised, or the Plan is suspended or terminated, all as hereinafter provided.

(b)             Changes to Rate of Payroll Deduction. A participant may change the amount of his or her payroll deduction under the Plan effective as of any subsequent Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Plan Administrator. A participant may not change the amount of his or her payroll deduction effective as of any time other than the beginning of a Purchase Period, except that a participant may elect to suspend his or her payroll deduction under the Plan as provided in Section 7.

(c)             Purchase Accounts. Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant’s employer or such employer’s designated agent (a “Purchase Account”). At the end of each Purchase Period, the amount in each participant’s Purchase Account will be applied to the purchase of the number of whole and fractional shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant (except as required by local law as determined by the Plan Administrator).

5.             Purchase Price. The purchase price (the “Purchase Price”) per share of Common Stock hereunder for any Purchase Period shall be 90% of the lesser of (i) the closing price of a share of Common Stock on the national securities exchange or quotation service through which the Common Stock is listed or traded on the first day of such Purchase Period on which such exchange is open for trading or (ii) the closing price of a share of Common Stock on such exchange on the last day of such Purchase Period on which such exchange is open for trading. If such amount results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent.

6.             Issuance of Stock. The Common Stock purchased by each participant shall be issued in book entry form and shall be considered to be issued and outstanding to such participant’s credit as of the end of the last day of each Purchase Period. The Plan Administrator may permit or require that shares be deposited directly with one or more brokers designated by the Plan Administrator or to one or more designated agents of the Company, and the Plan Administrator may use electronic or automated methods of share transfer. The Plan Administrator may require that shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of shares of Common Stock issued to a participant’s credit and held by such a broker or agent. The Plan Administrator may permit shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company and establish a default method for the payment of dividends.

After the close of each Purchase Period, information will be made available to each participant regarding the entries made to such participant’s Purchase Account, the number of shares of Common Stock purchased and the applicable Purchase Price. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Purchase Period and cash remains credited to the participant’s Purchase Account, such cash shall be refunded to such participant. For purposes of the preceding sentence, the maximum number of shares of Common Stock that may be purchased by a participant for a Purchase Period shall be determined under Section 2.

7.             Suspension of Payroll Deduction or Termination of Participation.

(a)             Suspension of Payroll Deduction. A participant may elect at any time and in the manner specified by the Plan Administrator (as defined in Section 12) to suspend his or her payroll deduction under the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Plan Administrator for suspension of payroll deduction with respect to a Purchase Period. If the election is not received by such date, such suspension of payroll deduction shall be effective as of the next succeeding Purchase Period. Upon a participant’s suspension of payroll deduction, any cash credited to such participant’s Purchase Account shall be refunded to such participant. A participant who suspends payroll deduction under the Plan shall be permitted to resume payroll deduction as of any Purchase Period following the Purchase Period in which such suspension was effective, by making a new request at the time and in the manner specified by the Plan Administrator.

(b)             Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant’s participation in the Plan shall terminate as soon as administratively practicable after the date of such event. Upon the termination of such participation, the cash credited to such participant’s Purchase Account on the date of such termination shall be refunded to such participant or his or her legal representative, as the case may be.

8.             Termination, Suspension or Amendment of the Plan.

(a)             Termination. The Company, by action of the Board of Directors of the Company (the “Board”) or the Plan Administrator (as defined in Section 12), may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination. Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 13) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Plan Administrator may determine an equitable basis of apportioning available shares of Common Stock among all participants. Except as otherwise provided in Section 15, the cash, if any, credited to each participant’s Purchase Account shall be distributed to such participant as soon as practicable after the Plan terminates.

(b)             Suspension or Amendment. The Board or the Plan Administrator may suspend payroll deductions under the Plan or amend the Plan from time to time in any respect for any reason. Except as permitted under the terms of the Plan or as is necessary to comply with applicable laws or regulations, no such amendment may materially adversely affect any purchase rights outstanding under the Plan without the consent of the affected participant. To the extent necessary to comply with section 423 of the Code or any other applicable law or regulation, a Plan amendment shall be conditioned on the approval of such amendment by the shareholders of the Company in such a manner and to such a degree as is required under section 423 of the Code. If payroll deductions under the Plan are suspended pursuant to this Section, such payroll deductions shall resume as of the first Purchase Period commencing with or immediately following the date on which such suspension ends, in accordance with the participants’ payroll deduction elections then in effect. Subject to the requirements of section 423 of the Code, without shareholder approval and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Plan Administrator shall in its sole discretion be entitled to change the Purchase Periods, change the maximum number of shares of Common Stock purchasable per participant in any Purchase Period, limit the frequency and/or number of changes in payroll deductions during a Purchase Period, establish or change the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with the participant’s payroll deductions, and establish such other limitations or procedures as the Board or Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

9.             Non-Transferability. Neither the payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 10) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

10.           Death of Participant. To the extent permitted by the Plan Administrator in its sole discretion, a participant may file a written designation of a beneficiary who shall receive, in the event of the participant’s death, (i) the shares, if any, purchased by the participant and held in an account for such participant’s benefit and/or (ii) any cash credited to such participant’s Purchase Account. Such beneficiary designation may be changed by the participant at any time by written notice given to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, or to the extent the Plan Administrator does not permit participants to designate beneficiaries under the Plan, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant or otherwise in accordance with the applicable laws of descent and distribution.

11.           Shareholder’s Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

12.           Administration of the Plan. The Plan shall be administered by the Chief Human Resources Office of the Company or his or her delegate (the “Plan Administrator”). In addition to the powers and authority specifically granted to the Plan Administrator pursuant to any other provision of the Plan, the Plan Administrator shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) designate which Subsidiary Companies shall participate in the Plan; (iv) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan. Decisions of the Plan Administrator shall be final, conclusive and binding upon all persons having an interest in the Plan. The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

13.           Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the Plan is 18,000,000, subject to adjustment as set forth below. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased for participants in the open market (on an exchange or in negotiated transactions) or any combination thereof.

14.           Miscellaneous. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Company’s obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

15.           Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)             Changes in Capitalization. Subject to any required action by the shareholders of the Company, the aggregate number and class of shares of Common Stock available for purchase under the Plan, the number and class of shares and the price per share of Common Stock covered by each outstanding right under the Plan and the maximum number and class of shares of Common Stock that may be purchased by a participant in any Purchase Period, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator, in its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a purchase right. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for adjusting the aggregate number and class of shares of Common Stock available for purchase under the Plan, the number and class of shares and the price per share of Common Stock covered by each outstanding right under the Plan and the maximum number and class of shares that may be purchased by a participant in any Purchase Period, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

(b)             Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator in its sole discretion.

(c)             Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to either (i) shorten the Purchase Period then in progress or (ii) terminate the Plan and distribute the amounts credited to each participant’s Purchase Account. If the Plan Administrator shortens the Purchase Period then in progress, the Plan Administrator shall notify each participant in writing, at least 10 days prior to the end of the shortened Purchase Period, that the Purchase Period has been shortened, and that shares will be purchased at the end of such Purchase Period unless prior to such date the participant suspends his or her payroll deductions in accordance with Section 7.

16.           Rules for Non-United States Jurisdictions. The Plan Administrator may establish rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of applicable local laws and procedures, including, without limitation, rules and procedures governing payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Plan Administrator may also adopt sub-plans applicable to particular Participating Companies or locations, which sub-plans may be designed to be separate offerings outside the scope of section 423 of the Code. The rules of such sub-plans may take precedence over the provisions of this Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

17.           No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Eligible Employee the right to continued employment with the Company or any Subsidiary Company or to interfere with the right of the Company or any Subsidiary Company to discharge any Eligible Employee at any time.

18.           Governing Law. This Plan, any related agreements (such as an enrollment form), and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the law of the United States, shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of law.

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